Exhibit 99.1

NEWS RELEASE
For Release: 7:00 CDT, Monday, May 3, 2010	Contact:	Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ACQUIRES SMARTNEEDLE AND pdACCESS PRODUCTS
FROM ESCALON MEDICAL

Sales to transition immediately to Vascular Solutions’ direct U.S. sales force

Acquisition price of $5.75 million paid from existing cash balance

Acquisition expected to be immediately accretive -- Guidance raised for 2010

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today announced that it has acquired the assets related to the SMARTNEEDLE™ and pdACCESS™ Doppler guided needle access business from Escalon Vascular Access, Inc., a division of Escalon Medical Corporation (Nasdaq: ESMC).  The SMARTNEEDLE and pdACCESS products consist of a hand-held monitor and one-time use needles designed to provide auditory ultrasound guided access to arteries and veins during catheterization procedures.  The original SMARTNEEDLE product was introduced in 1992, with current annualized sales of the combined products of approximately $3.6 million.

Effective immediately, sales of the SMARTNEEDLE and pdACCESS products will transition to Vascular Solutions’ existing direct U.S. sales force.  Manufacturing of the products will be transitioned to Vascular Solutions’ existing facility in Minnesota over the next four months.  The acquisition price of $5.75 million consists of $5.0 million paid in cash at closing and $750,000 payable in cash upon successful completion of the transfer of the manufacturing processes.

In addition to the SMARTNEEDLE and pdACCESS products, Vascular Solutions has acquired the assets related to the new VascuView TAP™ visual ultrasound system and will pay Escalon a one-time cash earn-out payment in an amount equal to 25% of the net sales of the VascuView TAP products sold between July 1, 2010 and June 30, 2011.

“The SMARTNEEDLE and pdACCESS products have excellent clinical track records and serve an important niche in percutaneous procedures,” commented Howard Root, Chief Executive Officer of Vascular Solutions.  “The products fit nicely into our existing product portfolio and customer call point that can be reached by our existing 87 person U.S. sales force.  We are pleased to add these products into our sales bag as well as to evaluate the potential future applications of the VascuView TAP ultrasound technology within interventional procedures.  With this excellent fit, we expect the acquisition to be immediately accretive to our earnings and are therefore raising our guidance for 2010,” Mr. Root added.

The acquisition will be accounted for as a purchase of assets and technology in the second quarter of 2010.  On a preliminary basis, approximately $750,000 of the acquisition price is expected to be allocated to the assets acquired in the transaction, with $3,250,000 allocated to intangible assets and the remaining $1,750,000 allocated to goodwill.  The intangible assets will be amortized at the rate of approximately $90,000 per quarter.

Financial Guidance

As a result of the acquisition, guidance for net revenue for the second quarter of 2010 is being raised by approximately $500,000 to between $19.2 million and $19.5 million, with a corresponding net income of between $0.09 and $0.10 per fully diluted share.  For the full year of 2010, guidance for net revenue is being raised by approximately $2 million to between $78 million and $80 million, with a corresponding increase in net income of approximately $0.02 to between $0.55 and $0.59 per fully diluted share, including the $0.13 one-time litigation gain recognized in the first quarter.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing customized clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of catheter (diagnostic and therapeutic) products, hemostat (blood clotting) products, and vein (varicose vein treatment) products, all used in catheterization procedures.  Vascular Solutions delivers its proprietary and distributed products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, limited working capital, lack of sustained profitability, exposure to intellectual property claims, exposure to possible product liability claims, the development of new products by others, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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